EXHIBIT 99.2

FOR IMMEDIATE RELEASE - May 24, 2005

MidAmerican Energy Holdings Company
To Acquire PacifiCorp from Scottish Power plc

MidAmerican Energy Holdings Company has reached a definitive agreement with ScottishPower (SPW.LN, SPI.NYSE) to acquire its subsidiary, PacifiCorp, and create an energy holding company serving approximately 3 million electric and natural gas customers in 10 contiguous states and 6.6 million customers worldwide.

The transaction has a value of approximately $9.4 billion.

David L. Sokol, MidAmerican chairman and chief executive officer, said, “This acquisition advances our strategy of owning and operating a portfolio of high-quality energy businesses with a strong focus on customer satisfaction, employee commitment and efficiency.”

Warren Buffett, chairman of Berkshire Hathaway, said, “The energy sector has long interested us, and this is the right fit. We are excited to be making this long-term investment, through MidAmerican, in the premier energy company in the West. PacifiCorp is a great company with outstanding assets.”

The transaction, which has been approved unanimously by both companies’ boards of directors, will result in a company with assets totaling more than $32 billion internationally, of which $25.3 billion are in the United States.

Following the acquisition, MidAmerican will have approximately $10 billion in annual revenues internationally, of which $8.5 billion will be from the United States. It will own, operate and have under construction or in advanced development more than 16,000 megawatts of electric generation in the United States, relying on a diverse fuel mix of coal, geothermal, hydroelectric, natural gas, nuclear, biomass and wind power to meet customers’ needs.

Ian Russell, chief executive of ScottishPower, said, “MidAmerican is a good strategic fit for PacifiCorp. We strongly believe that this transaction is in the best interests of PacifiCorp's customers and employees.”

PacifiCorp will operate under its current name and will continue to be headquartered in Portland. The company will continue operating as Pacific Power in Oregon, Wyoming, Washington and northern California, and as Utah Power in Utah and Idaho.

MidAmerican will purchase all of the outstanding shares of PacifiCorp common stock for approximately $5.1 billion in cash plus approximately $4.3 billion in net debt and preferred stock, which will remain at PacifiCorp. The acquisition is subject to customary conditions, including the approval of the transaction by the shareholders of ScottishPower and the receipt of required state and federal approvals. The transaction is expected to be completed in 2006.

Judi Johansen, president and chief executive officer of PacifiCorp, added, “I am very pleased about today's announcement. This transaction will allow PacifiCorp to continue its focus on employees, customers, communities and the environment.”

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Greg Abel, president and chief operating officer of MidAmerican, said, “I am pleased to be working with PacifiCorp’s great management team and dedicated employees. I look forward to supporting them in the execution of their business plans.”

Financial advisors for MidAmerican were Houlihan Lokey Howard & Zukin. For ScottishPower, financial advisors were UBS and Morgan Stanley.

PacifiCorp, an electric utility providing service to 1.6 million customers in California, Idaho, Oregon, Utah, Washington and Wyoming, was formed in 1984. In 1989, it merged with Utah Power and Light, and continued doing business as Pacific Power and Utah Power. In 1999, PacifiCorp merged with United Kingdom-based ScottishPower. PacifiCorp operates as Pacific Power in Oregon, Washington, Wyoming and California; and as Utah Power in Utah and Idaho. Information on PacifiCorp is available on the Internet at www.pacificorp.com.

MidAmerican Energy Holdings Company is based in Des Moines, Iowa, and is a privately owned global provider of energy services. Through its energy-related business platforms - CalEnergy, CE Electric UK, Kern River Gas Transmission Company, Northern Natural Gas Company and MidAmerican Energy Company - MidAmerican provides electric and natural gas service to 5 million customers worldwide. Information on MidAmerican is available on the Internet at www.midamerican.com.

Scottish Power plc is an international energy business listed on both the London and New York Stock Exchanges. ScottishPower and its subsidiaries generate electricity, operate and maintain large power delivery networks and provide a full range of energy supply services, including metering, billing and call center support. In the United Kingdom, ScottishPower's activities also extend to supply of gas to customers.

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Media Contacts:

For MidAmerican:
In the United States, Allan Urlis, Director of Media Relations
(515) 281-2785
agurlis@midamerican.com

In the United Kingdom, Jon Bird, Director of External Affairs
+44 0 191 223 5113
jon.bird@ce-electricuk.com

For ScottishPower:
Colin McSeveny, Group Media Relations Manager
+44 141 636 4515 (office)
+44 7850 844 815 (mobile)

For PacifiCorp:
Jan Mitchell, Director of External Communications
(503) 813-7281
jan.mitchell@pacificorp.com

More acquisition information:
http://www.midamerican.com/newsroom/pdf/acquisition_media_kit.pdf

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